Filed Pursuant to Rule 424(b)(3)
Registration No. 333-296290

SUPPLEMENT NO. 2

(to the proxy statement/prospectus dated June 24, 2026)

SUPPLEMENT TO

PROXY STATEMENT FOR SPECIAL GENERAL MEETING OF AXALTA

COATING SYSTEMS LTD.

PROSPECTUS FOR ORDINARY SHARES OF AKZO NOBEL N.V.

This supplement (the “proxy statement/prospectus supplement”) supplements the proxy statement/prospectus dated June 24, 2026 (the “proxy statement/prospectus”), which forms a part of our registration statement on Form F-4 (No. 333-296290). This proxy statement/prospectus supplement is being filed to update and supplement the information in the proxy statement/prospectus with the information contained in Axalta Coating Systems Ltd.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 29, 2026 (the “Form 8-K”), as attached to this proxy statement/prospectus supplement.

This proxy statement/prospectus supplement updates and supplements the information in the proxy statement/prospectus and is not complete without, and may not be delivered or utilized except in combination with, the proxy statement/prospectus, including any amendments or supplements thereto. Any statement in the proxy statement/prospectus that is modified or superseded hereby is not deemed to constitute a part of the proxy statement/prospectus, except as modified or superseded by this proxy statement/prospectus supplement. Except to the extent that the information in this proxy statement/prospectus supplement modifies or supersedes the information contained in the proxy statement/prospectus, this proxy statement/prospectus supplement should be read in conjunction with the proxy statement/prospectus and if there is any inconsistency between the information in the proxy statement/prospectus and this proxy statement/prospectus supplement, you should rely on the information in this proxy statement/prospectus supplement. We may amend or supplement the proxy statement/prospectus from time to time by filing amendments or supplements as required.

You should read carefully and in their entirety this supplement and the proxy statement/prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 42 of the proxy statement/prospectus.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

Neither the SEC nor any state securities commission has approved or disapproved of the transaction (as defined in the proxy statement/prospectus) or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus supplement is July 29, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 29, 2026

AXALTA COATING SYSTEMS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-36733	98-1073028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Constitution Avenue, Philadelphia, PA 19112

(Address of principal executive offices) (Zip Code)

(855) 547-1461

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Shares, $1.00 par value	AXTA	New York Stock Exchange
(Title of class)	(Trading symbol)	(Exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on November 18, 2025, Axalta Coating Systems Ltd., an exempted company incorporated under the laws of Bermuda (“Axalta” or the “Company”), entered into a Merger Agreement (the “Original Merger Agreement”) with Akzo Nobel N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (“AkzoNobel” and, after giving effect to the Mergers, “MergeCo”), which was subsequently amended by that certain Amendment No. 1 to Merger Agreement, dated May 27, 2026 (the “First Amendment”), by and between the Company and AkzoNobel, that certain Joinder Agreement, dated July 13, 2026 (the “AkzoNobel Sub Joinder Agreement”), by and among the Company, AkzoNobel and Eagles MergeCo Ltd, an exempted company incorporated under the laws of Bermuda (“AkzoNobel Sub”), that certain Joinder Agreement, dated July 13, 2026 (together with the AkzoNobel Sub Joinder Agreement, the “Joinder Agreements”), by and among the Company, AkzoNobel and Eagles Holding Ltd, an exempted company incorporated under the laws of Bermuda (“AkzoNobel Sub 2”), and that certain Amendment No. 2 to Merger Agreement, dated July 23, 2026 (the “Second Amendment” and, together with the First Amendment, the “Amendments”), by and among the Company, AkzoNobel, AkzoNobel Sub and AkzoNobel Sub 2 (the Original Merger Agreement as amended by the Amendments and the Joinder Agreements, the “Merger Agreement”), pursuant to which, among other things, AkzoNobel Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger, and the Company will be merged with and into AkzoNobel Sub 2, (the “Second Merger” and, together with the Merger, the “Mergers”), with AkzoNobel Sub 2 continuing as the surviving company of the Second Merger.

In connection with the Merger, on May 28, 2026, AkzoNobel filed a registration statement on Form F-4, which included a preliminary proxy statement of Axalta (the “Preliminary Proxy Statement”), with the Securities and Exchange Commission (the “SEC”) and, on June 24, 2026, Axalta filed a definitive proxy statement (as supplemented, the “Definitive Proxy Statement”) with the SEC, in each case, with respect to the special meeting of Axalta’s shareholders (the “Special Meeting”) scheduled to be held virtually on August 5, 2026 at 9:00 a.m. (Eastern Time), via the internet at www.proxydocs.com/AXTA. Additional information about how to attend the Special Meeting is contained in the Definitive Proxy Statement.

As further described herein, Axalta has determined to voluntarily make certain supplemental disclosures to the Definitive Proxy Statement. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein or in the Definitive Proxy Statement. The supplemental disclosures set forth in this Current Report on Form 8-K supplement and update the disclosures contained in the Definitive Proxy Statement and should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the Definitive Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement such information in the Definitive Proxy Statement. All page references in the information below are to pages in the Definitive Proxy Statement, and all terms used but not defined below shall have the meanings set forth in the Definitive Proxy Statement. In the following supplemental disclosures, new text within amended and supplemented paragraphs from the Definitive Proxy Statement is bold and underlined, while deleted text is stricken-through, where applicable. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

Such supplemental disclosures will not change the consideration to be paid to Axalta’s shareholders in connection with the transactions contemplated by the Merger Agreement or the timing of the Special Meeting. The Axalta Board continues to unanimously recommend that you vote “FOR” each of the proposals to be voted on at the Special Meeting described in the Definitive Proxy Statement, including the proposal to approve and adopt the Merger Agreement.

If you have not already submitted a proxy for use at the Special Meeting, you are urged to do so promptly. This Current Report on Form 8-K does not affect the validity of any proxy card or voting instructions that Axalta shareholders may have previously received or delivered. No action is required by any Axalta shareholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change such proxy or voting instructions.

Supplemental Disclosures to Definitive Proxy Statement—Second Amendment

In connection with the Second Amendment, in order to update and supplement information contained in the Definitive Proxy Statement, Axalta has determined to make the following supplemental disclosures to the Definitive Proxy Statement.

The disclosure in the section entitled “Frequently Used Terms”, beginning on page 1 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The following terms are added to the list of terms set forth in the section of the Definitive Proxy Statement entitled “Frequently Used Terms” in alphabetical order therein:

“first merger agreement amendment” refers to Amendment No. 1 to Merger Agreement, dated as of May 27, 2026, by and between AkzoNobel and Axalta.

“joinder agreements” refers to the Joinder Agreement, dated July 13, 2026, by and among Axalta, AkzoNobel and Merger Sub, and the Joinder Agreement, dated July 13, 2026, by and among Axalta, AkzoNobel and Merger Sub 2.

“second merger agreement amendment” refers to Amendment No. 2 to Merger Agreement, dated as of July 23, 2026, by and among AkzoNobel, Axalta, Merger Sub and Merger Sub 2.

The following terms set forth in the section of the Definitive Proxy Statement entitled “Frequently Used Terms” are hereby amended and supplemented as follows:

“merger agreement” refers to the Merger Agreement, dated as of November 18, 2025, by and between AkzoNobel and Axalta, as amended by the merger agreement amendments and the joinder agreements.

“merger agreement amendments” refers to ~~Amendment No. 1 to Merger Agreement, dated as of May 27, 2026, by and between AkzoNobel and Axalta~~ the first merger agreement amendment and the second merger agreement amendment.

“Merger Sub” refers to Eagles MergeCo Ltd, an exempted company limited by shares ~~to be~~ incorporated under the laws of Bermuda that is a direct wholly-owned subsidiary of Merger Sub 2.

“Merger Sub 2” refers to Eagles Holding Ltd, an exempted company limited by shares ~~to be~~ incorporated under the laws of Bermuda that is wholly-owned by AkzoNobel.

The disclosure in the section entitled “Questions and Answers”, beginning on page 11 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The second bullet of the second paragraph of the answer to “Q: Why am I receiving this proxy statement/prospectus?” on page 11 of the proxy statement/prospectus is hereby amended and supplemented as follows:

to approve and adopt the Merger Agreement, dated as of November 18, 2025, as amended by the merger agreement amendments and as it may be further amended from time to time (the “merger agreement”), by and between Axalta and AkzoNobel, copies of which are attached as Annex A and Annex B to this proxy statement/prospectus, the Bermuda statutory merger agreements to be entered into by and among Axalta, AkzoNobel and either (i) Merger Sub or (ii) Merger Sub 2, as applicable, a copy of the form of which is attached as Annex C to this proxy statement/prospectus, and the consummation of the transactions contemplated therein, including the combination of the respective businesses of Axalta and AkzoNobel in accordance with the merger agreement (the “merger”) (such proposal, the “merger proposal”);

The disclosure in the section entitled “Background of the Transaction”, beginning on page 92 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “On May 27, 2026” on page 114 of the proxy statement/prospectus is hereby amended and supplemented as follows:

On May 27, 2026, representatives of Axalta and AkzoNobel executed the first merger agreement amendment, a copy of which is attached as Annex B to this proxy statement/prospectus.

The following paragraphs are hereby added immediately following the paragraph beginning “On June 3, 2026” on page 114 of the Definitive Proxy Statement:

On July 13, 2026, Axalta, AkzoNobel, Merger Sub and Merger Sub 2, as applicable, executed the joinder agreements.

On July 23, 2026, representatives of Axalta, AkzoNobel, Merger Sub and Merger Sub 2 executed the second merger agreement amendment and Axalta and AkzoNobel issued a joint press release announcing the modification of certain governance arrangements, which were effected pursuant to the second merger agreement amendment.

The disclosure in the section entitled “The Merger Agreement—Post-Completion MergeCo Board”, beginning on page 199 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The third paragraph of the section entitled “The Merger Agreement—Post-Completion MergeCo Board” on page 200 of the Definitive Proxy Statement is hereby amended and restated as follows:

Each initial member of the MergeCo Board will serve an initial three-year term, with the end of such term adjusted as necessary to coincide with the date of the first annual general meeting of MergeCo held after the third anniversary of completion, except that the Deputy-Chief Executive Officer will only serve on the MergeCo Board for the first six months following completion, at which point he will resign from the MergeCo Board and be replaced by the Chief Financial Officer who will serve on the MergeCo Board for the remainder of the initial three-year term. ~~Thereafter, at~~ At and following the first annual general meeting of MergeCo held after the third anniversary of completion, ~~the~~ all MergeCo ~~Board AkzoNobel~~ directors ~~and the MergeCo Board Axalta directors then in office (or their respective successors) will stand~~ put up for reelection or election, as applicable, ~~for a two-year term, while the MergeCo Board joint directors then in office (or their respective successors) will stand for reelection or election, as applicable, for a one-year term. At the second annual general meeting following the third anniversary of completion, the MergeCo Board joint directors then in office (or their respective successors) will stand for reelection or election, as applicable, for a one-year term. Following this transition, any nominees for the MergeCo Board will stand for reelection or election, as applicable,~~ will be put up to serve one-year terms.

The bulleted provisions of the fifth paragraph of the section entitled “The Merger Agreement—Post-Completion MergeCo Board” on page 201 of the Definitive Proxy Statement are hereby amended and restated as follows:

• the MergeCo Board may only propose to the general meeting of MergeCo shareholders the suspension or dismissal of an executive director or a non-executive director or suspend an executive director, in each case, with the affirmative vote of ~~75%~~ at least two thirds (2/3) of the non-executive directors;

• if the executive director serving as chief executive officer of MergeCo (or their successor) ceases to be a MergeCo director for any reason, the remaining MergeCo Board AkzoNobel directors (or their successors) will be entitled to nominate the chief executive officer’s successor, which nomination will be subject to the approval of at least ~~75%~~ two thirds (2/3) of the non-executive directors, and such successor will, upon appointment by the MergeCo general meeting, serve as an executive director and the chief executive officer of MergeCo until the first annual general meeting of MergeCo held after the third anniversary of completion;

• if the executive director serving (x) as Deputy-Chief Executive Officer of MergeCo ceases to be a MergeCo director for any reason prior to the date that is six months after completion, the Chief Financial Officer of MergeCo will be nominated as their successor and will, upon appointment by the MergeCo general meeting, serve as an executive director until the first annual general meeting of MergeCo held after the third anniversary of completion, and (y) as Chief Financial Officer of MergeCo (or their successor) ceases to be a MergeCo director for any reason, the remaining MergeCo Board Axalta directors (or their successors) will be entitled to nominate the Chief Financial Officer’s successor, which nomination will be subject to the approval of at least ~~75%~~ two thirds (2/3) of the non-executive directors, and such successor will, upon appointment at the MergeCo general shareholder meeting, serve as an executive director and the chief financial officer of MergeCo until the first annual general meeting of MergeCo held after the third anniversary of completion;

• if any other MergeCo Board Axalta director or MergeCo Board AkzoNobel director ceases to be a MergeCo director for any reason, the remaining MergeCo Board Axalta directors or MergeCo Board AkzoNobel directors, respectively, serving as non-executive directors (or their respective successors) will be entitled to nominate an independent, non-executive director to serve as such person’s successor, which nomination will be subject to the approval of at least ~~75%~~ two thirds (2/3) of the non-executive directors, and such successor will, upon appointment by the MergeCo general meeting, serve as a non-executive director until the first annual general meeting of MergeCo held after the third anniversary of completion;

• if any MergeCo Board joint director (or their successor) ceases to be a MergeCo director for any reason, an independent, non-executive director will be nominated by the MergeCo Board to serve as such person’s successor with the approval of at least ~~75%~~ two thirds (2/3) of the non-executive directors, and such successor will, upon appointment by the MergeCo general meeting, serve as a non-executive director until the first annual general meeting of MergeCo held after the third anniversary of completion;

• the title ‘Chair’ will be granted from time to time by the then-serving MergeCo Board Axalta directors (or their successors), which grant will be subject to the approval of at least ~~75%~~ two thirds (2/3) of the non-executive directors, to one of the independent non-executive directors; and

• the title ‘Vice-Chair’ will be granted from time to time by the then-serving MergeCo Board AkzoNobel directors (or their successors), which grant will be subject to the approval of at least ~~75%~~ two thirds (2/3) of the non-executive directors, to one of the independent non-executive directors.

The sixth paragraph of the section entitled “The Merger Agreement—Post-Completion MergeCo Board” on pages 201-202 of the Definitive Proxy Statement is hereby amended and restated as follows:

The MergeCo Board will require a majority of the votes cast to resolve on any matter, except that, until the first annual general meeting of MergeCo held after the third anniversary of completion, proposed amendments to the remuneration policy and suspensions, dismissals and replacements of the Chief Executive Officer or Chief Financial Officer as members of the Executive Committee will require the affirmative vote of at least ~~75%~~ two thirds (2/3) of the non-executive directors. Furthermore, a domicile change will require the affirmative vote of at least 75% of the non-executive directors. A general quorum requirement of ~~a~~ the majority of the members of the MergeCo Board will apply, except that, until the first annual general meeting of MergeCo held after the third anniversary of completion, a quorum will require at least three MergeCo Board Axalta directors and three MergeCo Board AkzoNobel directors. Pursuant to the merger agreement, (i) prior to the effective time, AkzoNobel will cause the adoption of rules governing the MergeCo Board and (ii) immediately following the effective time, AkzoNobel will cause the amendment of its articles of association through execution of a Dutch notarial deed to give effect to the governance terms set out in the merger agreement, and effect the conversion of all AkzoNobel priority shares, par value of €400 per share, into AkzoNobel ordinary shares. For further details on the composition and voting of the MergeCo Board, you should read the more detailed provisions of MergeCo’s articles of association, a copy of the form of which is attached as Annex F to this proxy statement/prospectus and is incorporated by reference herein.

The disclosure in the section entitled “Comparison of Rights of MergeCo Shareholders and Axalta Shareholders”, beginning on page 239 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The second paragraph with respect to rights of MergeCo shareholders under the heading “Term of Directors” on page 241 of the Definitive Proxy Statement is hereby amended and restated as follows:

The initial MergeCo directors will each serve a three-year term (except for the Deputy-Chief Executive Officer, who will be succeeded by the Chief Financial Officer after six (6) months, who will serve the remainder of the three (3) year term)~~, after which the initial MergeCo Board AkzoNobel directors and MergeCo Board Axalta directors (or their successors) will be put up for re-election for a two (2) year term at the first annual general meeting held after the third anniversary of completion. The initial MergeCo Board joint directors (or their successors) will be put up for re-election for a one (1) year term at the first annual general meeting held after the third anniversary of completion, and again for a one (1) year term at the second annual general meeting held after the third anniversary of completion. At and following the third annual general meeting held after the third anniversary of completion, all MergeCo directors will be put up for re-election or election to serve a one (1) year term~~. At and following the first annual general meeting held after the third anniversary of completion, all MergeCo directors put up for election or re-election, as applicable, will be put up to serve a one (1) year term.

The fourth paragraph with respect to rights of MergeCo shareholders under the heading “Removal” on page 242 of the Definitive Proxy Statement is hereby amended and restated as follows:

To ensure a smooth transition and integration, until the first annual general meeting after the third anniversary of completion, the MergeCo Board may only (i) propose to the general meeting the suspension or dismissal of a director, or (ii) suspend an executive director, in the case of each of (i) and (ii), with the affirmative vote of at least ~~75%~~ two thirds (2/3) of the non-executive directors.

Litigation Relating to the Merger

Following the filing of the Definitive Proxy Statement with the SEC, two complaints (the “Actions”) have been filed by purported shareholders of Axalta against Axalta and members of Axalta’s Board of Directors (the “Board”). The Actions are (i) James O’Connor v. Axalta Coating Systems Ltd. et al., Index No. 654151/2026 (July 14, 2026), filed in the Supreme Court of the State of New York for the County of New York and (ii) Morgan Smith v. Axalta Coating Systems Ltd. et al., Index No. 654202/2026 (July 16, 2026), filed in the Supreme Court of the State of New York for the County of New York. The Actions allege, among other things, that the Definitive Proxy Statement is materially incomplete and misleading, and assert claims for negligence and negligent misrepresentation and concealment under New York common law against Axalta and the members of the Board and oppression under the Companies Act of 1981 (of Bermuda) against the members of the Board. Each Action seeks, among other things, an injunction enjoining consummation of the Mergers until such time as the defendants make corrective and complete disclosures, damages, an award of attorneys’ fees, experts’ fees and expenses and granting such other relief as the court may deem just and proper. In addition, since the filing of the Preliminary Proxy Statement, Axalta has also received certain demand letters (collectively, the “Letters”) from purported Axalta shareholders alleging, among other things, that the disclosures contained in the Definitive Proxy Statement are deficient and demanding that certain corrective disclosures be made. If additional similar demand letters are received or if additional complaints are filed, absent new or different allegations that are material, Axalta may choose not to announce such additional filings.

Supplemental Disclosures to Definitive Proxy Statement—Litigation Relating to the Merger

Axalta believes that the claims in the Actions and the Letters are without merit, that the Definitive Proxy Statement complies with applicable law and that no further disclosure is required under applicable laws. However, in order to moot the purported shareholders’ disclosure claims, avoid nuisance, possible expense and delay and to provide additional information to Axalta’s shareholders, and without admitting any liability or wrongdoing, Axalta has determined to voluntarily make the following supplemental disclosures to the Definitive Proxy Statement. Nothing set forth in the following supplemental disclosures to the Definitive Proxy Statement shall be deemed an admission of the legal necessity or materiality under applicable laws of such disclosures or any disclosures set forth in the Definitive Proxy Statement. To the contrary, Axalta specifically denies all allegations in the Actions and the Letters and any assertion that any additional disclosure was or is required. As of July 29, 2026, Axalta was not aware of the filing of other lawsuits challenging the Mergers or the Definitive Proxy Statement; however, additional lawsuits arising out of the Mergers or the Definitive Proxy Statement may be filed in the future.

The disclosure in the section entitled “Background of the Transaction”, beginning on page 92 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “On November 4, 2025” on page 110 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

On November 4, 2025, the Axalta Board, together with members of Axalta management and representatives of J.P. Morgan, Evercore, Cravath and G + T, held a special meeting of the Axalta Board. At the beginning of the meeting, prior to representatives of J.P. Morgan and Evercore joining the meeting, the Axalta Board, together with members of Axalta management and representatives of Cravath and G + T discussed the Ichthys Litigation, including diligence conducted with respect thereto and various hypothetical scenarios regarding the outcome thereof. During this portion of the meeting, management also provided an overview of updated relationship disclosure letters from each of J.P. Morgan and Evercore which were included in the meeting materials, both of which were consistent with the prior versions of the relationship disclosure letters reviewed by the Axalta Board during the June 29, 2025 Axalta Board meeting, and a relationship disclosure letter from Incentrum which was included in the meeting materials. Representatives of J.P. Morgan and Evercore then joined the meeting, after which the Axalta Board, together with members of Axalta management and representatives of J.P. Morgan, Evercore and Cravath discussed, among other items, (i) AkzoNobel’s October 31, 2025 draft of the governance term sheet and (ii) AkzoNobel’s October 31, 2025 draft of the merger agreement, including in connection therewith the composition of the debt financing that AkzoNobel would need to obtain to fund the Pre-Completion Distribution necessary to adjust the exchange ratio such that AkzoNobel shareholders and Axalta shareholders would own, respectively, 55% and 45% of the combined company on a pro forma basis immediately after closing while positioning the combined company to have an investment grade credit rating.

The paragraph beginning “Also on November 14 and through November 17, 2025” on page 112 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

Also on November 14 and through November 17, 2025, representatives of Axalta and AkzoNobel and representatives of Cravath, Nauta, De Brauw and Davis Polk continued to discuss and finalize the terms in the merger agreement with respect to the debt financing commitment to be used to finance the Pre-Completion Distribution, closing conditionality regarding the payment of the Pre-Completion Distribution and certain regulatory and compensation considerations. There were no discussions regarding the post-completion compensation of individual Axalta directors or executive officers in connection with the negotiation of, or entry into, the merger agreement.

The following bolded and underlined language is added as a new paragraph following the paragraph beginning “On November 17, 2025” on page 112 of the Definitive Proxy Statement:

Also on November 17, 2025, following review and negotiation of the terms of an engagement letter with Incentrum, Axalta executed the engagement letter with Incentrum, pursuant to which Axalta agreed to pay Incentrum a fee of $12.5 million, of which $2.5 million was payable upon announcement of an agreement with respect to the proposed transaction and the remainder of which is payable contingent upon the consummation of the merger. Axalta has also agreed to reimburse Incentrum for its expenses incurred in connection with its engagement and to indemnify Incentrum against certain liabilities arising out of its engagement.

The disclosure in the section entitled “Proposal 2: The Merger Proposal—Opinion of Axalta’s Financial Advisors—Opinion of Evercore L.L.C.”, beginning on page 122 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “Evercore performed a discounted cash flow analysis of Axalta” on page 125 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

Evercore performed a discounted cash flow analysis of Axalta to calculate ranges of implied present values of the per share equity value of Axalta utilizing estimates of the standalone unlevered, after-tax free cash flows that Axalta was forecasted to generate during the period from September 30, 2025 through December 31, 2030 based on the Forecasts. Evercore calculated terminal values for Axalta by applying a range of perpetuity growth rates of 1.75% to 2.25%, which range was selected based on Evercore’s professional judgment and experience taking into account a number of factors, including market expectations regarding long-term real growth of gross domestic product and inflation of 1% to 2% and 2% to 3%, respectively, and trends in the economy generally and in applicable industries and sectors, to an estimate of the unlevered, after-tax free cash flows that Axalta was forecasted to generate in the terminal year based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of September 30, 2025, using discount rates ranging from 8.50% to 10.00%, representing an estimate of Axalta’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience utilizing the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including debt to equity ratio, debt to total capitalization ratio, pre-tax cost of debt, and levered and unlevered betas, as well as certain financial metrics for the United States financial markets generally including the risk free rate, equity risk premium and size premium, to derive implied enterprise value reference ranges for Axalta. Based on these ranges of implied enterprise values, Axalta’s estimated net debt, inclusive of minority interest and after-tax pension liabilities of approximately $3,015 million as of September 30, 2025, and the number of fully diluted outstanding Axalta common shares of approximately 215 million as of September 30, 2025, in each case as provided by Axalta’s management, this analysis indicated a range of implied equity values per Axalta common share of $29.02 to $41.55, as compared to the closing price per share of Axalta common shares of $28.91 on November 14, 2025 and the Implied Exchange Ratio Value Per Share of $31.08.

The paragraph beginning “Evercore performed a discounted cash flow analysis of AkzoNobel” on page 125 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

Evercore performed a discounted cash flow analysis of AkzoNobel to calculate ranges of implied present values of the per share equity value of AkzoNobel utilizing estimates of the unlevered free cash flows (as described in the section of this proxy statement/prospectus entitled “—Certain Axalta and AkzoNobel Group Unaudited Prospective Financial Information”) that AkzoNobel was forecasted to generate during the period from September 30, 2025 through December 31, 2030, based on the AkzoNobel Financial Projections. Evercore calculated terminal values for AkzoNobel by applying a range of perpetuity growth rates of 1.50% to 2.00%, which range was selected based on Evercore’s professional judgment and experience taking into account a number of factors, including market expectations regarding long-term real growth of gross domestic product and inflation of 1% to 2% and 2% to 3%, respectively, and trends in the economy generally and in applicable industries and sectors, to an estimate of the unlevered, after-tax free cash flows that AkzoNobel was forecasted to generate in the terminal year based on the AkzoNobel Financial Projections. The cash flows and terminal values in each case were then discounted to present value as of September 30, 2025, using discount rates ranging from 7.25% to 8.75%, representing an estimate of AkzoNobel’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience utilizing the CAPM, which requires certain company-specific inputs, including debt to equity ratio, debt to total capitalization ratio, pre-tax cost of debt, and levered and unlevered betas, as well as certain financial metrics for the Netherlands financial markets generally including the risk free rate, equity risk premium and size premium, to derive implied enterprise value reference ranges for AkzoNobel. Based on these ranges of implied enterprise values, AkzoNobel’s estimated net debt, inclusive of minority interest, and investment in associates of approximately €2,898 million as of September 30, 2025, and the number of fully diluted outstanding AkzoNobel ordinary shares of approximately 172 million as of September 30, 2025, in each case as provided by AkzoNobel’s management, and after adjusting for the Ichthys Assumption and the pre-completion distribution, this analysis indicated ranges of implied equity values per AkzoNobel ordinary share of €35.66 to €62.11 (or $41.00 to $71.43, converted to U.S. Dollars based on the Euro to U.S. Dollar exchange rate of €1:$1.15 at the direction of Axalta (the “Directed Rate”)) as compared to the Distribution Adjusted AkzoNobel Closing Share Price of €43.27 (or $50.25 based on the Spot Euro/Dollar Exchange Rate) and the Implied Pro Forma Equity Value Per AkzoNobel Share of €40.93 (or $47.53 based on the Spot Euro/Dollar Exchange Rate).

The paragraph beginning “Based on these ranges of implied enterprise values, Axalta’s” on page 127 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

Based on these ranges of implied enterprise values, Axalta’s estimated net debt, inclusive of minority interest and after-tax pension liabilities of approximately $3,015 million as of September 30, 2025, and the number of fully diluted Axalta common shares of approximately 215 million as of September 30, 2025, in each case as provided by Axalta’s management, this analysis indicated a range of implied equity values per Axalta common share of $28.34 to $38.93, based on 2025E EBITDA and $28.16 to $39.40, based on 2026E EBITDA, compared to the closing price per share of Axalta common shares of $28.91 on November 14, 2025 and the Implied Exchange Ratio Value Per Share of $31.08.

The paragraph beginning “Based on these ranges of implied enterprise values, AkzoNobel’s” on page 127 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

Based on these ranges of implied enterprise values, AkzoNobel’s estimated net debt, inclusive of minority interest, ~~and~~ investment in associates and after-tax pension liabilities of approximately €3,073 million as of September 30, 2025, and the number of fully diluted AkzoNobel ordinary shares of approximately 172 million as of September 30, 2025, in each case ~~as included in the AkzoNobel Financial Projections,~~ as provided by AkzoNobel’s management and after adjusting for the Ichthys Assumption and the pre-completion distribution, this analysis indicated a range of implied equity values per AkzoNobel ordinary share of €33.12 to €48.18 (or $38.08 to $55.41, converted to U.S. Dollars based on the Directed Rate), based on 2025E EBITDA and of €33.53 to €50.47 (or $38.56 to $58.04, converted to U.S. Dollars based on Directed Rate), based on 2026E EBITDA, as compared to the Distribution Adjusted AkzoNobel Closing Share Price of €43.27 (or $50.25 based on the Spot Euro/Dollar Exchange Rate) and the Implied Pro Forma Equity Value Per AkzoNobel Share of €40.93 (or $47.53 based on the Spot Euro/Dollar Exchange Rate).

The paragraph beginning “In calculating the implied present value of the future price per Axalta common share” on page 128 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

In calculating the implied present value of the future price per Axalta common share, Evercore first calculated the implied future enterprise value of Axalta by multiplying Axalta’s estimated 2028 EBITDA based on the Forecasts by an illustrative enterprise value to NTM EBITDA multiple range of 7.5x to 9.5x, which range was selected based on Evercore’s professional judgment and experience based on the multiples it derived for the selected companies listed above under the caption “—Selected Publicly Traded Companies Analysis—Axalta” and taking into account historical and current valuation levels of such selected companies, to derive an implied future enterprise value reference range for Axalta. Evercore then subtracted Axalta’s estimated net debt of approximately $2,207 million as of December 31, 2027, as provided to Evercore by Axalta management, to derive a reference range of implied future equity values for Axalta. Evercore then discounted the implied future equity values of Axalta to September 30, 2025 using a discount rate of 12.0%, reflecting an estimate of Axalta’s cost of equity, as estimated by Evercore based on its professional judgment and experience utilizing the CAPM, which requires certain company-specific inputs, including debt to equity ratio, debt to total capitalization ratio, pre-tax cost of debt, and levered and unlevered betas, as well as certain financial metrics for the United States financial markets generally including the risk free rate, equity risk premium and size premium. Based on estimates of Axalta’s minority interest and after-tax pension liabilities of approximately $201 million, and the number of fully diluted Axalta common shares of approximately 215 million as of ~~November 14~~September 30, 2025, in each case as provided by Axalta’s management, this analysis indicated a range of implied equity values per Axalta common share of $26.46 to $35.88, compared to the closing price per share of Axalta common shares of $28.91 on November 14, 2025 and the Implied Exchange Ratio Value Per Share of $31.08.

The paragraph beginning “In calculating the implied present value of the future price per AkzoNobel ordinary share” on page 129 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

In calculating the implied present value of the future price per AkzoNobel ordinary share, Evercore first calculated the implied future enterprise value of AkzoNobel by multiplying AkzoNobel’s estimated 2028 adjusted EBITDA post-SBC (as described in the section of this proxy statement/prospectus entitled “—Certain Axalta and AkzoNobel Group Unaudited Prospective Financial Information”) based on the AkzoNobel Financial Projections by an illustrative enterprise value to NTM EBITDA multiple range of 8.5x to 10.5x, which range was selected based on Evercore’s professional judgment and experience based on the multiples it derived for the selected companies listed above under the caption “—Selected Publicly Traded Companies Analysis—AkzoNobel” and taking into account historical and current valuation levels of such selected companies, to derive an implied future enterprise value reference range for AkzoNobel. Evercore then subtracted AkzoNobel’s estimated net debt of approximately €2,693 million as of December 31, 2027 as provided to Evercore by AkzoNobel management, to derive a reference range of implied future equity values for AkzoNobel. Evercore then discounted the implied future equity values of AkzoNobel to September 30, 2025 using a discount rate of 10.0%, reflecting an estimate of AkzoNobel’s cost of equity, as estimated by Evercore based on its professional judgment and experience utilizing the CAPM, which requires certain company-specific inputs, including debt to equity ratio, debt to total capitalization ratio, pre-tax cost of debt, and levered and unlevered betas, as well as certain financial metrics for the Netherlands financial markets generally including the risk free rate, equity risk premium and size premium. Based on the number of fully diluted AkzoNobel ordinary shares of approximately 172 million as of ~~November 14~~September 30, 2025 as provided by AkzoNobel’s management and after adjusting for the Ichthys Assumption and the pre-completion distribution, this analysis indicated a range of implied equity values per AkzoNobel ordinary share of €34.23 to €50.24 (or $39.36 to $57.77 per share, converted to U.S. Dollars based on the Directed Rate), as compared to the Distribution Adjusted AkzoNobel Closing Share Price of €43.27 (or $50.25 based on the Spot Euro/Dollar Exchange Rate) and the Implied Pro Forma Equity Value Per AkzoNobel Share of €40.93 (or $47.53 based on the Spot Euro/Dollar Exchange Rate).

The paragraph beginning “Evercore reviewed the implied aggregate equity value of Axalta attributable to the holders” on page 131 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

Evercore reviewed the implied aggregate equity value of Axalta attributable to the holders of Axalta common shares on a pro forma basis giving effect to the merger based on a discounted cash flow analysis. The pro forma implied equity value attributable to the holders of Axalta common shares was equal to the product obtained by multiplying approximately 45.0% (Axalta’s shareholders pro forma ownership of the combined company immediately following completion based on the exchange ratio of 0.6539x set forth in the merger agreement) by an amount equal to the implied aggregate equity value of Axalta on a pro forma basis giving effect to the merger, calculated as (i) AkzoNobel’s standalone implied total enterprise value calculated using the discounted cash flow analysis summarized above under the caption “—Discounted Cash Flow Analyses—AkzoNobel” (calculated using the midpoint value determined by the AkzoNobel standalone discounted cash flow analysis), plus (ii) Axalta’s standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “—Discounted Cash Flow Analyses—AkzoNobel” (calculated using the midpoint value determined by the AkzoNobel standalone discounted cash flow analysis), plus (iii) the net present value, as of September 30, 2025, of the Synergies (using a discount rate of 8.50%), and minus (iv) the pre-completion distribution, the Ichthys Assumption, net debt and other adjustments to the total enterprise value, including investments in associates, minority interests, unfunded pension liabilities and assumed transaction fees and expenses of approximately $10,772 million in the aggregate. This analysis resulted in an implied incremental aggregate equity value on a pro forma basis attributable to holders of Axalta common shares of approximately $1.778 billion, relative to Axalta’s standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “—Discounted Cash Flow Analyses—Axalta” (calculated using the midpoint value determined by the Axalta standalone discounted cash flow analysis).

The disclosure in the section entitled “Proposal 2: The Merger Proposal—Opinion of Axalta’s Financial Advisors—Opinion of J.P. Morgan Securities LLC”, beginning on page 132 of the Definitive Proxy Statement, is hereby amended and supplemented as follows:

The paragraph beginning “J.P. Morgan conducted a discounted cash flow analysis of Axalta” on page 136 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

J.P. Morgan conducted a discounted cash flow analysis of Axalta for the purpose of determining an implied equity value per share for Axalta common shares using the unlevered free cash flows that Axalta is expected to generate during calendar years 2025 through 2030 based on the Axalta financial projections. J.P. Morgan calculated a range of terminal values for Axalta at the end of such period by applying terminal growth rates ranging from 1.50% to 2.50% to the unlevered free cash flows of Axalta during the terminal year based on the Axalta financial projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2025 using a range of discount rates from 7.25% to 8.25%, which was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of Axalta derived using the CAPM and J.P. Morgan’s professional judgment and experience. The present value of the unlevered free cash flow estimates and range of terminal values were then adjusted by subtracting net debt, inclusive of non-controlling interest of Axalta, and other adjustments for Axalta of approximately $2,760 million as of December 31, 2025, based on the Axalta financial projections and dividing the result by the fully diluted number of Axalta common shares outstanding of approximately 215 million as of November 13, 2025, as each provided by the management of Axalta. The analysis indicated a range of implied per share equity value for Axalta common shares (rounded to the nearest $0.10) of $39.80 to $59.10, as compared to the closing price of Axalta common shares as of November 14, 2025 of $28.91.

The paragraph beginning “J.P. Morgan conducted a discounted cash flow analysis of AkzoNobel” on page 136 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

J.P. Morgan conducted a discounted cash flow analysis of AkzoNobel for the purpose of determining an implied equity value per share for AkzoNobel ordinary shares using the unlevered free cash flows (as described in the section of this proxy statement/prospectus entitled “—Certain Axalta and AkzoNobel Group Unaudited Prospective Financial Information”) that AkzoNobel is expected to generate during calendar years 2025 through 2030 based on the AkzoNobel Financial Projections. J.P. Morgan calculated a range of terminal values for AkzoNobel at the end of such period by applying terminal growth rates ranging from 1.50% to 2.50% to the unlevered free cash flows of AkzoNobel during the terminal year based on the AkzoNobel Financial Projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2025 using a range of discount rates from 7.00% to 8.00%, which was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of AkzoNobel derived using the CAPM and J.P. Morgan’s professional judgment and experience. The present value of the unlevered free cash flow estimates and range of terminal values were then adjusted by subtracting net debt of approximately €3,721 million as of December 31, 2025, based on the AkzoNobel Financial Projections and the Ichthys Assumption and dividing the result by the fully diluted number of shares of AkzoNobel ordinary shares outstanding of approximately 172 million as of November 13, 2025, as provided by the management of AkzoNobel and approved for J.P. Morgan’s use by management of Axalta. The analysis indicated a range of implied per share equity value for AkzoNobel ordinary shares (rounded to the nearest €0.10) of €61.70 to €94.30, as compared to the closing price of AkzoNobel ordinary shares as of November 14, 2025 of €57.80.

The paragraph beginning “J.P. Morgan conducted an illustrative implied intrinsic value creation analysis based on the Axalta financial projections” on page 137 of the Definitive Proxy Statement is hereby amended and supplemented as follows:

J.P. Morgan conducted an illustrative implied intrinsic value creation analysis based on the Axalta financial projections for Axalta and the AkzoNobel Financial Projections for AkzoNobel, as applicable, which compared the implied equity value of Axalta common shares and AkzoNobel ordinary shares derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value, taking into account the Synergies. J.P. Morgan determined the pro forma combined company implied equity value by calculating the sum of (i) the aggregate of the implied equity values of the Axalta common shares and the AkzoNobel ordinary shares using the midpoint values determined pursuant to J.P. Morgan’s discounted cash flow analyses described above (which were unburdened by the Ichthys Assumption), plus (ii) the estimated midpoint present value of the Synergies, net of any related costs to achieve such Synergies, which were discounted to present value using a blended discount rate for Axalta and AkzoNobel, less (iii) the pre-completion distribution, less (iv) the Ichthys Assumption less (v) transaction expenses of approximately €300 million. J.P. Morgan determined the implied value to the holders of Axalta common shares by multiplying the pro forma equity value of the combined company by the pro forma equity ownership percentage of the combined company attributable to the existing holders of Axalta common shares of 45%. This analysis indicated that, on an illustrative basis, the merger created hypothetical incremental implied value of 16.6% to the holders of shares of Axalta common shares.

General restrictions

This communication is not for release, publication, or distribution, in whole or in part, in or into, directly or indirectly, any jurisdiction in which such release, publication, or distribution would be unlawful.

This communication is not a prospectus and the information in this communication is not intended to be complete. This communication is for informational purposes only and is not intended to be and shall not constitute a solicitation of any vote or approval, or an offer to buy or sell, or the solicitation of an offer to buy or sell, any securities, or an invitation or recommendation to subscribe for, acquire or buy securities of AkzoNobel or Axalta or any other financial products or securities, in any place or jurisdiction, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Any decision to purchase, subscribe for, otherwise acquire, sell or otherwise dispose of any securities must be made only on the basis of the information contained in and incorporated by reference into the prospectus with respect to the shares to be allotted by AkzoNobel in the proposed transaction, which was published on June 24, 2026.

The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, AkzoNobel and Axalta disclaim any responsibility or liability for the violation of any such restrictions by any person. Neither AkzoNobel, nor Axalta, nor any of their advisors assume any responsibility for any violation by any person of any of these restrictions. Shareholders of AkzoNobel and Axalta, respectively, with any doubt as to their position should consult an appropriate professional advisor without delay.

This communication is addressed to and directed only at, persons who are outside the United Kingdom or, in the United Kingdom, at persons who are: (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it may otherwise lawfully be communicated pursuant to the Order (all such persons together being referred to as, “Relevant Persons”). This communication is directed only at Relevant Persons. Other persons should not act or rely on this communication or any of its contents. Any investment or investment activity to which this communication relates is available only to Relevant Persons and will be engaged in only with such persons. Solicitations resulting from this communication will only be responded to if the person concerned is a Relevant Person.

Additional Information and Where to Find It

In connection with the proposed transaction between AkzoNobel and Axalta, AkzoNobel filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 on May 27, 2026, as amended on June 18, 2026, which included a proxy statement of Axalta that also constitutes a prospectus with respect to the shares to be offered by AkzoNobel in the proposed transaction. The registration statement was declared effective by the SEC on June 23, 2026. In connection with the proposed transaction, on June 24, 2026, Axalta filed with the SEC a definitive proxy statement and, on or about June 24, 2026, Axalta commenced mailing the definitive proxy statement to its holders of record as of June 11, 2026. Each of AkzoNobel and Axalta will also file other relevant documents in connection with the proposed transaction. This communication is not a substitute for any registration statement, proxy statement/prospectus or other documents AkzoNobel and/or Axalta may file with the SEC or any other competent regulator in connection with the proposed transaction. This communication does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS, STOCKHOLDERS AND SHAREHOLDERS OF AKZONOBEL AND AXALTA ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS, AS APPLICABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT AKZONOBEL, AXALTA, THE PROPOSED TRANSACTION

AND RELATED MATTERS. The registration statement and proxy statement/prospectus and other relevant documents filed by AkzoNobel and Axalta with the SEC are available free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC from Axalta’s investor relations webpage at https://ir.axalta.com/sec-filings/all-sec-filings or from AkzoNobel’s investor relations webpage at https://www.akzonobel.com/en/investors/all-sec-filings.

The contents of this communication should not be construed as financial, legal, business, investment, tax or other professional advice. Each recipient should consult with its own professional advisors for any such matter and advice.

Participants in the Solicitation

This communication is not a solicitation of proxies in connection with the proposed transaction. However, under SEC rules, AkzoNobel, Axalta and certain of their respective directors and executive officers and other members of their respective management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, is set forth in the definitive proxy statement/prospectus relating to the proposed transaction, which was filed with the SEC on June 24, 2026. Information about AkzoNobel’s supervisory board members and members of the board of management is set forth in AkzoNobel’s latest annual report, as filed with the AFM, the Dutch trade register and on its website at https://www.akzonobel.com/en/investors/results-center, and as updated from time to time via filings made by AkzoNobel with the AFM. Additional information regarding the interests of persons who may, under the rules of the SEC, be deemed participants in the solicitation of Axalta security holders in connection with the proposed transaction, which may, in some cases, be different than those of Axalta’s shareholders generally, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus and other relevant materials when they are filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Concerning Forward-Looking Statements

This communication contains forward-looking statements as that term is defined in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, regarding, among other things, statements about management’s expectations of AkzoNobel’s and Axalta’s future operating and financial performance, product development, market position, and business strategy. Such forward-looking statements can sometimes be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “potential,” “seeks,” “aims,” “projects,” “predicts,” “is optimistic,” “intends,” “plans,” “estimates,” “targets,” “anticipates,” “continues” or other comparable terms or negatives of these terms, but not all forward-looking statements include such identifying words. You are cautioned not to rely on these forward-looking statements. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include: a condition to the closing of the proposed transaction may not be satisfied; the occurrence of any event that can give rise to termination of the proposed transaction; a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; AkzoNobel and Axalta are unable to achieve the synergies and value creation contemplated by the proposed transaction; AkzoNobel and Axalta are unable to promptly and effectively integrate their businesses; management’s time and attention is diverted on transaction related issues; the possibility that competing offers or acquisition proposals may be made; disruption from the proposed transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of AkzoNobel or Axalta decline following the proposed transaction; legal proceedings are instituted against AkzoNobel or Axalta, including resulting expense or delay; AkzoNobel or Axalta is unable to retain or hire key personnel; the communication or the consummation of the proposed acquisition has a negative effect on the market price of the capital stock of AkzoNobel or Axalta or on AkzoNobel’s or Axalta’s operating results; evolving legal, regulatory and tax regimes; changes in economic, financial, political and regulatory conditions, in the Netherlands, the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent United States or Netherlands administration; the ability of AkzoNobel or Axalta to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions; the impact of public health crises, such as pandemics and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; actions by third parties, including government agencies; the risk that disruptions from the proposed transaction will harm AkzoNobel’s or Axalta’s business, including current plans and operations and/or divert management’s attention from AkzoNobel’s or Axalta’s ongoing business operations; certain restrictions during the pendency of the acquisition that may impact AkzoNobel’s or Axalta’s ability to pursue certain business opportunities or strategic transactions; AkzoNobel’s or Axalta’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; the risks and uncertainties discussed in AkzoNobel’s latest annual report as filed with the AFM, the Dutch trade register and on its website at https://www.akzonobel.com/en/investors/results-center; and the risks and uncertainties discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in Axalta’s reports filed with the SEC. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the proxy statement/prospectus. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication. Except as required by law, neither AkzoNobel nor Axalta assumes any obligation to update or revise the information contained herein, which speaks only as of the date hereof.

Item 9.01 Financial Statements and Exhibits.

(d) The following items are filed as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, Axalta Coating Systems Ltd. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXALTA COATING SYSTEMS LTD.

	By:	/s/ Alex Tablin-Wolf
	Name:	Alex Tablin-Wolf
	Title:	Senior Vice President, General Counsel & Corporate Secretary
Date: July 29, 2026